Exhibit 99.1

Investor Contact:	Media Contact:
Mark Melnyk	Lauren George
407-613-3327	407-613-8431
mark.melnyk@hgv.com	lauren.george@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations Completes $300 Million Term Securitization

ORLANDO, Fla. (June 10, 2020) – Hilton Grand Vacations Inc. (NYSE:HGV) announces today the completion of a $300 million securitization of vacation ownership loans through Hilton Grand Vacations Trust 2020-A (“the Trust”). Three classes of Notes were issued by the Trust, including approximately $186 million of Class A Notes, approximately $66 million of Class B Notes and approximately $48 million of Class C Notes.

The Class A Notes have an interest rate of 2.74%, the Class B Notes have an interest rate of 4.22% and the Class C Notes have an interest rate of 6.42%, for an overall weighted average interest rate of 3.66% and overall advance rate of 91%.

“We had great execution on our 2020 ABS offering despite a volatile economic environment,” said Dan Mathewes, chief financial officer of Hilton Grand Vacations. “Demand was extremely robust with peak orders topping out at a record $4.2 billion resulting in a nearly 14x over-subscription, which allowed us to tighten our initial pricing.”

Proceeds of the issuance, net of fees, will be used to pay down debt and for other general corporate purposes.

The Company also recently reopened a number of its properties in the Florida, Nevada, South Carolina and Utah markets. It expects to open the remainder of its properties over the coming months. An updated list of operating properties can be found at: hiltongrandvacations.com/en/travel-alert.

The Notes were offered in a private placement within the U.S. to qualified institutional buyers pursuant to Rule 144A and outside the U.S. in accordance with Regulation S under the Securities Act of 1933, as amended. This press release is an announcement of record only and does not constitute an offer to sell or the solicitation of an offer to buy the Notes, all of which have been sold. The transaction was rated by Standard & Poor’s Financial Services LLC (S&P) and Fitch Ratings, Inc.

Important Notice

The statements in this press release may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” “could,” or similar expressions indicate a forward-looking statement; however, not all forward-looking statements include these identifying words. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different, including the material impact of the COVID-19 pandemic on the Company’s business, operating results and financial condition, general economic conditions, the actual timing and status of, or any disruptions to, the re-opening of the Company’s properties, as well as those factors that are discussed under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that may update or supplement such disclosure. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s other filings with the Securities and Exchange Commission. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

About Hilton Grand Vacations Inc.

Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. The company also manages and operates two innovative club membership programs: Hilton Grand Vacations Club® and The Hilton Club®, providing exclusive exchange, leisure travel and reservation services for more than 325,000 club members. For more information, visit www.hiltongrandvacations.com.

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